Filed Pursuant to Rule 433

to Prospectus dated June 25, 2018

Registration Statement No. 333-221291

Retiree Connection Newsletter

New Investment Opportunity

Looking for attractive returns with quick and convenient access to your money?

Dominion Energy recently launched Dominion Energy Reliability Investment, or DERI, to do just that! Similar to a money market fund, DERI allows qualified investors immediate access to their cash with a premium floating interest rate – and no maintenance fees.

DERI enrollment is easy, and includes an online portal for investors to manage their investment and transfer money in or out by linking to their existing bank accounts. The minimum investment is $1,000 and our tiered interest rate approach allows investors to select the one that is right for their financial goals.

Dominion Energy, Inc. has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (SEC) for the offering to which this communication relates.

Offers are by means of prospectus filed with the SEC. The prospectus and other information regarding DERI Notes are available for free at www.sec.gov or www.dominionenergy.com/deri or by mail by calling 866.876.0001.

Dominion Energy, Inc. has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus that is included in that registration statement, as well as the other documents that Dominion Energy, Inc. has filed with the SEC, for more complete information about Dominion Energy, Inc. and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov or the DERI website on DomNet. Alternatively, Dominion Energy, Inc. will arrange to send you a prospectus if you request it by calling toll free at 866.876.0001.